EXHIBIT D

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 21st day of May, 2007, between Wisconsin Capital Funds, Inc., a Maryland corporation (the "Corporation"), and Wisconsin Capital Management, LLC, a Wisconsin limited liability company (the "Adviser").

WITNESSETH

WHEREAS, the Corporation is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Corporation is authorized to issue shares of its Common Stock, $.001 par value per share, in one or more series;

WHEREAS; the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, the Corporation desires to retain the Adviser to render investment advisory services to certain of its series and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein-after set forth, the parties hereto agree as follows:

1.  Appointment of Adviser. The Corporation hereby appoints the Adviser to act as investment adviser with respect to each mutual fund series described on Exhibit A hereto (individually, a "Fund" and collectively, the "Funds") for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Additional Funds may be added to this Agreement by amendment to Exhibit A and without the necessity for reapproval of this Agreement by any Fund then already covered by this Agreement.

2.  Duties of Adviser.

(a)  Subject to the general supervision of the Board of Directors of the Corporation, the Adviser shall manage the investment operations of each Fund and the composition of each Fund's assets, including the purchase, retention and disposition thereof. In this regard, the Adviser, with respect to each Fund:

(i)  shall provide supervision of the Fund's assets, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(ii)  shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active; in placing orders, the Adviser shall be entitled to rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

(iii)  may, on occasions when it deems the purchase or sale of an asset to be in the best interests of the Fund as well as one or more other clients (including any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain a more favorable net price or execution; in such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(b)  The Adviser, in the performance of its duties to each Fund hereunder, shall (i) act in conformity with the Articles and By-Laws of the Corporation; the Prospectus, Statement of Additional Information and Registration Statement in respect of the Fund; all codes, policies and procedures maintained by the Company and applicable to the Adviser, including without limitation codes of ethics or conduct and proxy voting policies; and the instructions and directions of the Board of Directors of the Corporation; and (ii) comply with and conform to the requirements of the 1940 Act, the Securities Act of 1933, as amended, the Exchange Act and all other applicable federal and state laws, regulations and rulings.

(c)  The Adviser shall at all times maintain its registration as an investment adviser under the Advisers Act and comply in all material respects with the requirements of the Advisers Act.

(d)  The Adviser shall provide, at its own expense, such office space, personnel, facilities, equipment and other materials, resources and assets as are necessary or appropriate for the provision of its services hereunder.

(e)  The Adviser shall render to the Board of Directors of the Corporation such periodic and special reports and information as the Board may reasonably request.

(f)  The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

(g)  Subject to Section 36 of the 1940 Act, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for liability to a Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

3.  Expenses.

(a)  During the term of this Agreement, the Adviser will pay all costs incurred by it in connection with the performance of its duties under paragraph 2 hereof, other than the cost (including taxes and brokerage commissions, if any) of assets purchased or sold for the Fund.

(b)  In addition to the foregoing, the Adviser may from time to time at its option (but shall be under no obligation to) voluntarily assume or undertake to reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such voluntary assumption or undertaking may be discontinued or modified at any time by the Adviser.

4.  Compensation. For the services provided and the expenses assumed by the Adviser pursuant to this Agreement, each Fund will pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered by it hereunder, an annual management fee as shown on Exhibit A attached hereto. The foregoing fee will be computed based on the value of net assets on each day and will be paid to the Adviser monthly in arrears.

5.  Books and Records. The Adviser shall maintain all of the Fund's records that relate to the provision of investment advisory services and transactions in portfolio securities for the Fund. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to Rule 31a-1 of the Commission under the 1940 Act.

6.  Duration and Termination. This Agreement will become effective with respect to a Fund upon approval of a majority of the outstanding voting securities of such Fund (as defined in the 1940 Act). Unless terminated as hereinafter provided, this Agreement shall continue in effect for two years from effectiveness of this Agreement as to such Fund, and thereafter shall continue automatically for successive periods of one year each so long as each such latter continuance is approved at least annually by (i) the vote of a majority of the Board of Directors of the Corporation who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; and (ii) either by a vote of a majority of the Board of Directors of the Corporation or by vote of a majority of the outstanding shares of such Fund (as defined with respect to voting securities in the 1940 Act). This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding shares of such Fund (as so defined) on 60 days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Corporation. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

7.  Name of the Fund. The Adviser agrees that the words "Wisconsin Capital" or "Plumb" may be used in the name of the Corporation and any mutual fund series and that such name, any related logos and any service marks containing the words "Wisconsin Capital" or "Plumb" may be used in connection with their business in perpetuity and that such use shall be royalty free, whether or not this Agreement or any other advisory agreement with the Adviser is in effect for the Funds. The Corporation acknowledges that it has no rights to the name "Wisconsin Capital" or "Plumb" or such logos or service marks other than those granted in this paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the words "Wisconsin Capital" or "Plumb" or such logos or service marks to any other person, including, but not limited to, another investment company.

8.  Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Corporation from time to time, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

9.  Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of a Fund must be approved (a) by vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, which vote shall be cast in person at a meeting called for the purpose of voting on such amendment, and (b) if such amendment materially changes the advisory relationship or this Agreement or otherwise requires shareholder approval under the 1940 Act, by vote of a majority of the outstanding shares of such Fund (as defined with respect to voting securities in the 1940 Act).

10.  Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin and shall be binding up and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 6 hereof. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. This Agreement supersedes any prior agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first above written.

WISCONSIN CAPITAL FUNDS, INC.

By:	/s/ Thomas G. Plumb
Thomas G. Plumb, President & Chief Executive Officer

WISCONSIN CAPITAL MANAGEMENT, LLC

By:	/s/ Thomas G. Plumb
Thomas G. Plumb, President

EXHIBIT A TO INVESTMENT ADVISORY AGREEMENT
BETWEEN WISCONSIN CAPITAL FUNDS, INC.
AND
WISCONSIN CAPITAL MANAGEMENT, LLC

1.     Plumb Balanced Fund.

The management fee of the Plumb Balanced Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until June 30, 2010 the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.10% of the Fund's average daily net assets. In any fiscal year during which the Fund's actual operating expense ratio is less than 1.10%, the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding three fiscal years, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.10%.

2.     Plumb Equity Fund.

The management fee for the Plumb Equity Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the average daily net assets of the Fund; provided, however, that until June 30, 2010 the Advisor agrees to waive fees and reimburse expenses to the Fund as necessary so that, for any fiscal year (and any partial fiscal year), the annual operating expenses (or, in the case of a partial fiscal year, annualized operating expenses) of the Fund will not exceed 1.20% of the Fund's average daily net assets. In any fiscal year during which the Fund's actual operating expense ratio is less than 1.20%, the Advisor shall have the right to recoup all or a portion of any fees waived or expenses reimbursed to the Fund during the immediately preceding three fiscal years, provided that the amount of any such recoupment shall be limited so that the operating expense ratio of the Fund for the then current fiscal year, after taking into account the amount of any such recoupment, does not exceed 1.20%.